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                                                                    Ex 26(d)(37)

POLICY RIDER
ACCIDENTAL DEATH [AND DISMEMBERMENT] BENEFIT
                                                           [MINNESOTA LIFE LOGO]
MINNESOTA LIFE INSURANCE COMPANY, a Securian Financial Group affiliate
400 Robert Street North - St. Paul, Minnesota 55101-2098

GENERAL INFORMATION

This rider amends the group policy to which it is attached, and is subject to every term, condition, exclusion, limitation and provision of the group policy unless otherwise expressly provided for herein.

WHAT DOES THIS RIDER PROVIDE?

This rider provides an accidental death [and dismemberment benefit which is subject to all of the provisions of the group policy and this rider.]

ACCIDENTAL DEATH [AND DISMEMBERMENT] BENEFIT

WHEN WILL THE ACCIDENTAL DEATH [AND DISMEMBERMENT BENEFIT] BE PAYABLE?

We will pay the accidental death [and dismemberment] benefit upon receipt of written proof satisfactory to us that the insured died [or suffered dismemberment] as a result of an accidental injury. All payments by us are payable at our home office. Proof of any claim under this rider must be submitted in writing to our home office.

The proceeds will be paid [in a single sum]. We will pay interest on the proceeds from the date of the insured's death [or dismemberment] until the date of payment. Interest will be at an annual rate determined by us.

WHAT DOES DEATH [OR DISMEMBERMENT] BY ACCIDENTAL INJURY MEAN?

Death [or dismemberment] by accidental injury as used in this rider means that the insured's death [or dismemberment] results, directly and independently of all other causes, from an accidental drowning or from an accidental injury which was unintended, unexpected, and unforeseen. The injury must occur while the insured's coverage under this rider is in force. The insured's death [or dismemberment] must occur within [180] days after the date of the injury. In no event will we pay the accidental death [or dismemberment] benefit where the insured's death [or dismemberment] results from or is caused directly or indirectly by any of the following: [

     (1)  suicide, whether sane or insane;

     (2)  the insured's commission of a felony;

     (3)  bodily or mental infirmity, illness or disease;

     (4) drugs, poisons, gases or fumes, voluntarily taken, administered, absorbed, inhaled, ingested or injected, unless administered on the advice of a physician;

     (5) bacterial infection, other than infection occurring simultaneously with, and as a result of, the accidental injury;

     (6) travel or flight in or on, or descent from or with, any kind of military aircraft;

     (7)  war or any act of war, whether declared or undeclared. ]

WHAT IS THE AMOUNT OF THE ACCIDENTAL DEATH [AND DISMEMBERMENT] BENEFIT?

The amount of the insured's benefit is as listed below.

[FOR LOSS OF

Life                                                    Face Amount of Insurance
Both Hands or Both Feet or Sight of Both
Eyes                                                    Face Amount of Insurance
One Hand and One Foot                                   Face Amount of Insurance
One Foot and Sight of One Eye                           Face Amount of Insurance
One Hand and Sight of One Eye                           Face Amount of Insurance
Sight of One Eye                            One-half of Face Amount of Insurance
One Hand or One Foot                        One-half of Face Amount of Insurance

The insured's Face Amount of insurance is shown on the specifications page attached to the insured's certificate. Loss of hands or feet means complete severance at or above the wrists or ankle joints. Loss of sight means the entire and irrevocable loss of sight. An insured's dismemberment must result from a single accident. Benefits are not cumulative over successive accidents.]

TO WHOM WILL WE PAY THE PROCEEDS?

[We will pay death proceeds to the beneficiary or beneficiaries who are named in the insured's application, unless the insured subsequently changes the beneficiary. In that event, we will pay death proceeds to the beneficiary named in the insured's last change of beneficiary request. Proceeds for other losses shall be paid to the insured. ]

ADDITIONAL INFORMATION

WHEN DOES INSURANCE UNDER THIS RIDER BECOME EFFECTIVE?

[Insurance under this rider becomes effective when the insured's completed application for accidental death and dismemberment coverage is approved by us and the first premium is paid; however, in no event will insurance provided by this rider be effective before the insured's insurance under the group policy is effective.]


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[WHAT IS THE MONTHLY COST TO THE INSURED FOR INSURANCE UNDER THIS RIDER?

The cost of this benefit for each insured is shown on the specifications page attached to the insured's certificate.]

WHEN WILL THE INSURED'S ACCOUNT BE CHARGED?

[On the first day of each policy month,] the monthly cost for insurance under this rider will be charged to the insured's account.

WHEN DOES INSURANCE UNDER THIS RIDER TERMINATE?

The insured's coverage under this rider will automatically end on the earliest of the following dates:

     (1)  when any premium remains unpaid after the end of the grace period; or

     (2)  when the group policy is surrendered, matures or ends; or

     (3) on the last day for which premiums have been paid following the insured's notice of termination of coverage provided under this rider; or [

     (4)  on the insured's 70th birthday; or

     (5)  when we pay a claim to you under this rider. ]

WHEN IS THE BENEFIT UNDER THIS RIDER INCONTESTABLE?

Coverage provided by this rider is subject to the incontestability provision of the group policy for each insured.

WILL ACCOUNT VALUES ACCUMULATE UNDER THIS RIDER?

No. The insured's insurance under this rider will not accumulate account values.


/s/ Dennis E. Prohofsky                                    /s/ Robert L. Senkler
-----------------------                                    ---------------------
Secretary                                                              President


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